UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/01/2005

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 1, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through two entities wholly owned by the Registrant's operating partnership, entered into a Recapitalization and Reconstitution Agreement dated as of November 30, 2005 (the "Agreement") with OTR, as nominee for the State Teachers Retirement Board of Ohio, Jacobs Realty Investors Limited Partnership, and various Jacobs-affiliated entities (collectively, the "Jacobs Parties") to recapitalize and reconstitute the entities that own the interests in a 57-story office tower containing approximately 1,321,100 rentable square feet, a 400-room full service Marriott hotel and a 982-space parking garage, all located in Cleveland, Ohio (collectively, the "Key Center Property"), for a total gross investment of $312,250,000, plus closing costs. In connection with the execution of the Agreement, Registrant paid a deposit in the amount of $20,000,000 to an escrow agent, which will be applied against the amount that the Registrant is obligated to provide to recapitalize and reconstitute the ownership entities pursuant to the Agreement.

Under the Agreement, in addition to the gross investment described above, the Registrant is obligated to pay certain closing costs, including, but not limited to, attorneys fees, title insurance premiums, survey costs, recording charges and one-half the escrow charges, as well as the fees of its outside auditors to prepare the Audit Report and Opinion.

Under the Agreement, the closing of the transaction will occur on December 23, 2005. In the event all conditions to the Registrant's obligations to close have not been satisfied by that date, the closing will be extended to December 30, 2005, with Registrant receiving a credit in the amount of $50,000 against the amount that it is obligated to provide toward the recapitalization for each day beyond December 23, 2005 that the closing does not occur. In the event that all conditions to the Registrant's obligations to close have not been satisfied by December 30, 2005, then, at Registrant's option, (a) the closing will be further extended to a date not later than January 13, 2006 and Registrant will continue to receive a credit in an amount equal to $50,000 against the amount that it is otherwise obligated to provide toward the recapitalization for each day beyond December 23, 2005 that the closing does not occur, or (b) the Agreement will terminate and the deposit plus all interest earned on such amount will be returned to the Registrant, together with the reimbursement of its out-of-pocket expenses related to its efforts to acquire the property, not to exceed $500,000. If the closing does not occur by January 13, 2006, then either Registrant or the Jacobs Parties may terminate the Agreement, in which event the Registrant will have the deposit plus all interest earned on such amount returned to it, together with the return reimbursement of its out-of-pocket expenses related to its efforts to acquire the Key Center Property, not to exceed $500,000. In the event neither the Registrant nor the Jacobs Parties terminate the Agreement, the closing date will be further extended to January 30, 2006, but the Registrant will not be entitled to any further $50,000 per day credits against the amount that it is obligated to contribute beyond January 13, 2006.

When the closing occurs and the entities that own the interests in the Key Center Property are recapitalized and reconstituted, the Registrant will be entitled to all the benefits of ownership of the Key Center Property, including the right to receive all net cash flow from the operation of the Key Center Property, excluding a de minimis amount of revenue derived from the operation of the hotel, less fees paid to third-party managers of the hotel and the parking garage.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: December 07, 2005	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President